UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2009

TaxMasters, Inc.
(Exact name of registrant specified in charter)

Nevada	33-11986-LA	91-2008803
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Town & Country Lane, Suite 400, Houston, TX 77024
(Address of principal executive offices) (Zip Code)

(281) 497-5937
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 17, 2009, the Registrant’s Board of Directors (the "Board") appointed Greg Ralph to serve on the Board as a director. The appointment of Mr. Ralph fills a newly created board seat.  Mr. Ralph’s term expires at the next annual meeting of the stockholders, which the Registrant expects to be held in 2010.   Mr. Ralph was also appointed as Vice Chairman of the Board.

Mr. Ralph was appointed to the Audit Committee, on which he will serve as Chairman, and to the Compensation Committee. Mr. Ralph will have the same compensation arrangement for his service as a director on the Board as the Registrant’s other directors. That compensation currently consists of a restricted stock grant of 100,000 shares of common stock.  Like the Registrant’s other directors, Mr. Ralph will be entitled to reimbursement for reasonable out-of-pocket expenses incurred in the performance of his duties and the attendance at Board meetings and any meeting of stockholders.

Since 1985, Mr. Ralph has worked as an accountant at Ralph & Ralph, PC, an accounting firm based in Houston, Texas.  He has been a Managing Director at Ralph & Ralph since 1993.  Mr. Ralph has extensive experience in business audits, financial planning, business tax planning and compliance, litigation support in accounting matters and accounting issues in mergers and acquisitions and buy-sell agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 23rd day of September 2009.

TAXMASTERS, INC.

By:	/s/ Michael L. Wallace
Name: Michael L. Wallace
Title: Acting General Counsel and Secretary